EXHIBIT 10.3

ADDENDUM TO AGREEMENT FOR WHOLESALE FINANCING

AND BUSINESS FINANCING AGREEMENT

This Addendum is made to (i) that certain Agreement for Wholesale Financing executed on the ________ day of ____________, 2005, between EMTEC, INC., a New Jersey corporation, and Westwood Computer Corporation (individually, collectively and jointly and severally "Dealer") and GE Commercial Distribution Finance Corporation ("CDF"), as amended ("AWF) and (ii) that certain Business Financing Agreement between Dealer and CDF dated _______________, 2005, as amended ("BFA").

FOR VALUE RECEIVED, CDF and Dealer agree as follows:

1. Section 2.1 of the BFA is hereby amended in its entirety to read as follows:

"2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of Thirty-Five Million Dollars ($35,000,000.00); provided, however, that at no time will the principal amount outstanding under the Accounts Receivable Facility and Dealer's inventory floorplan credit facility with CDF exceed, in the aggregate, Thirty-Five Million Dollars ($35,000,000.00). Each Dealer is part of an integrated family of companies, and, accordingly each Dealer has requested that CDF extend one common credit facility instead of separate credit facilities, and CDF has agreed to extend such a common credit facility. Each Dealer has agreed to share with each other such common credit facility with CDF for working capital advances. Each Dealer acknowledges that CDF will be lending against, and relying on a lien upon, all of the Collateral (as defined below) even though the proceeds of any particular loan made hereunder may not be advanced directly to such Dealer, and that such Dealer will nevertheless benefit by the making of all such loans by CDF and the availability of a single credit facility of a size greater than either could independently warrant."

In addition, subject to the terms of the AWF, CDF agrees to provide to Dealer an inventory floorplan credit facility of Thirty-Five Million Dollars ($35,000,000.00); provided, however, that at no time will the principal amount outstanding under Dealer's inventory floorplan credit facility with CDF and Dealer's Accounts Receivable Facility exceed, in the aggregate, Thirty-Five Million Dollars ($35,000,000.00). With respect to the AWF, CDF's decision to advance funds will not be binding until the funds are actually advanced.

2. Section 3.2 of the BFA is hereby amended to read as follows, and, to the extent applicable, the following provision shall also amend the AWF (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

"3.2 Available Credit; Paydown. On receipt of each Schedule, CDF will credit Dealer with such amount up to the remainder of (a) Eighty-five percent (85%) of the net amount of eligible Accounts listed in such Schedule, minus (b) the amount of Dealer's SPP Deficit (as defined below) under Dealer's Agreement for Wholesale Financing (the 'AWF') with CDF, as in effect from time to time, minus (c) Three Million Dollars ($3,000,000.00) (the sum of (b) and (c) is referred to herein as the ‘Reserve Amount’) (the remainder of (a) minus (b) minus (c) is referred to herein as the 'Available Credit'). In no event will CDF credit Dealer with more than Dealer's maximum Accounts Receivable Facility from time to time established by CDF.

Dealer's 'SPP Deficit' shall mean the amount, if any, by which Dealer's total current outstanding indebtedness to CDF under the AWF as of the date of the Inventory Report

(as defined below) exceeds the Inventory Value (as defined below) as determined by, and as of the date of, the Inventory Report. Such SPP Deficit, if any, will remain in effect for purposes of this Agreement until the preparation and delivery by Dealer to CDF of a new Inventory Report. Dealer will forward to CDF by the tenth (10th) day of every month an Inventory Report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price of all of Dealer's inventory financed by CDF under the AWF that is unsold and in Dealer's possession and control as of the date of the Inventory Report.

The term 'Inventory Value' is defined herein to mean One Hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer's inventory financed by CDF under the AWF that is unsold and in Dealer's possession and control as of the date of the Inventory Report and to the extent that CDF has a first priority, fully perfected security interest therein.

If, for any reason, Dealer's outstanding loans under Dealer's Accounts Receivable Facility shall at any time exceed Dealer's Available Credit, Dealer will immediately repay to CDF the amount of such excess.

Furthermore, as an amendment to the AWF, in the event Dealer's Reserve Amount exceeds at any time (a) Eighty-five percent (85%) of the net amount of eligible Accounts, minus (b) Dealer's outstanding loans under Dealer's Accounts Receivable Facility, Dealer will immediately pay to CDF, as a reduction of Dealer's total current outstanding indebtedness to CDF under the AWF, such excess.

No advances or loans need be made by CDF if Dealer is in Default.”

3. Section 3.8 of the BFA is hereby amended in its entirety to read as follows:

“3.8         Collection Days. All payments and all amounts received on any Account will be credited by CDF to Dealer's account (subject to final collection thereof) after allowing one (1) Business Day for collection of checks or other instruments.”

4. Section 3.12 of the BFA and Section 8 of the AWF are hereby amended in their entirety to read as follows:

“Reviews. CDF may enter Dealer's business locations during normal business hours upon one Business Days’ prior written notice to Dealer (unless Dealer is in default hereunder, or would be in default with the passage of time, the giving of notice, or both, in which event no such advance notice will be required) to: (a) account for and inspect all Collateral; and (b) examine and copy Dealer's books, records, files and business procedures and practices. Dealer further agrees to pay CDF a review fee of Six Hundred Dollars ($600.00) per day , per examiner, per location for any such review, inspection or examination made by CDF; provided, however, that the maximum review fee per review shall not exceed $5,000.00. CDF may, without notice to Dealer and at any time or times hereafter, verify the validity, amount or any other matter relating to any Account by mail, telephone, or other means, in the name of Dealer or CDF.”

5. Section 5.3 of the BFA and Section 7 of the AWF are hereby amended in their entirety to read as follows:

“Financial Statements. Dealer will deliver to CDF, in a form satisfactory to CDF: (a) within ninety (90) days after the end of each of Dealer's fiscal years, a reasonably detailed balance sheet and income statement as of the last day of such fiscal year covering Dealer's operations for such fiscal year; (b) within forty-five (45) days after the end of each of Dealer's fiscal quarters, a reasonably detailed balance sheet and income statement as of the last day of such quarter covering Dealer's operations for such quarter; (c) within ten (10) days after CDF's request, any other information relating to the Collateral or the financial condition of Dealer or any Guarantor. Dealer represents that all financial statements and information which have been or may hereafter be delivered by Dealer or any Guarantor to CDF are and will be correct in all material respects and prepared in accordance with generally accepted accounting principles to the extent applicable (except, with respect to unaudited financial statements, for the absence of footnotes and subject to normal year end adjustment), and there has been no material adverse change in the financial or business condition of Dealer or any Guarantor since the submission to CDF either as of the date of delivery or the date specified therein of such financial statements, which financial statements will include the pro-forma financial information provided in the Project Columbia presentation on May 15, 2005 solely with respect to such pro-forma financial information for the period ending June 30, 2005, and Dealer acknowledges CDF's reliance thereon.”

6.	Section 7.1 of the BFA is hereby amended in its entirety to read as follows:

“7.1         Termination. This Agreement will continue in full force and effect and be non-cancellable by Dealer (except that it may be terminated by CDF upon sixty (60) days written notice to Dealer or immediately in the exercise of its rights and remedies upon Default by Dealer) for a period of one (1) year from the first day of the first month following the date hereof and for successive one (1) year periods thereafter, subject to termination as to future transactions at the end of any such period on at least sixty (60) days prior written notice by Dealer to CDF. If such notice of termination is given by Dealer to CDF, such notice will be ineffective unless Dealer pays to CDF all Obligations on or before the termination date. Any termination of this Agreement by Dealer or CDF will have the effect of accelerating the maturity of all Obligations not then otherwise due, thereby making all of the Obligations immediately due and payable on the effective date of termination.

7.1.1

Termination Privilege. Despite anything to the contrary in Section 7.1 of this Agreement, this Agreement may be terminated by Dealer at any time upon sixty (60) days prior written notice and payment of all Obligations, whether or not by their terms then due.

7.1.2

Effect of Termination. Dealer will remain obligated to CDF for CDF's advances or commitments made before the effective termination date of this Agreement. CDF will retain all of its rights, interests and remedies hereunder until Dealer has paid CDF in full. All waivers, and the agreement to arbitrate, set forth in this Agreement will survive any termination of this Agreement.”

7. The following paragraph is incorporated into the BFA as if fully and originally set forth therein:

"Facility Fee. Dealer agrees to pay CDF an annual facility fee in connection with the Accounts Receivable Facility and the inventory floorplan credit facility provided pursuant to Dealer’s Agreement for Wholesale Financing, each in an amount equal to one quarter of one percent (0.25%) of the maximum amount of the Accounts Receivable Facility and the inventory floorplan credit facility provided pursuant to Dealer’s Agreement for Wholesale Financing (or such other amount as shall from time to time represent the sum of the maximum credit available under this Agreement and the Other Agreements); provided, however, that said facility fee will be increased to three quarters of one percent (.75%) of the maximum amount of Dealer’s Accounts Receivable Facility and the inventory floorplan credit facility provided pursuant to Dealer’s Agreement for Wholesale Financing (or such other amount as shall from time to time represent the sum of the maximum credit available under this Agreement and the Other Agreements) for any 12 month period immediately following any 12 month period in which the volume of new invoices financed under Dealer’s inventory floorplan credit facilities is less than Fifty Million Dollars ($50,000,000). The facility fee shall be payable quarterly in arrears pursuant to CDF’s billing statement. Once received by CDF, a quarterly payment of the facility fee shall not be refundable by CDF for any reason.”

8. The following paragraph is incorporated into the BFA as if fully and originally set forth therein:

“Wire Transfer Fee. Dealer shall pay to CDF the sum of Fifteen Dollars ($15.00) for each and every wire transfer or other electronic transfer of funds made by CDF to Dealer and such fees shall be an additional amount due CDF under the Agreement.”

9. The following paragraph is incorporated into the AWF and BFA as if fully set forth therein:

"Dealer’s parent, Emtec, Inc., a Delaware corporation (“Parent”), will, as of each day set forth below:

(a)	maintain a Tangible Net Worth and Subordinated Debt in the combined amount of not less than the amount shown below:

Date	Amount
July 31, 2005	$2,500,000
August 31, 2005	$2,800,000
November 30, 2005	$4,200,000
February 28, 2006	$5,200,000
May 31, 2006 and each quarter-end thereafter	$5,500,000

(b)	maintain a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than the amount shown below:

Date	Ratio Amount
July 31, 2005	13.5:1.0
August 31, 2005	12.0:1.0
November 30, 2005	10.5:1.0
February 28, 2006	8.5:1.0
May 31, 2006 and each quarter-end thereafter	6.0:1.0

(c)

beginning with the fiscal quarter ending on August 31, 2005, achieve an EBITDA for the twelve-month period ending on the last day of such fiscal quarter of at least one and one-half percent (1.5%) of Parent’s Gross Revenues for the twelve-month period ending on the last day of such fiscal quarter;

For purposes of this paragraph: (i) 'Tangible Net Worth' means the book value of Parent's assets less liabilities, excluding from such assets all Intangibles; (ii) 'Intangibles' means and includes general intangibles; software (purchased or developed in-house); accounts receivable and advances due from officers, directors, employees, stockholders, members, owners and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as CDF may from time to time determine in CDF's sole discretion; (iii) 'Debt' means all of Parent's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Parent has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Parent; (iv) 'Subordinated Debt' means all of Dealer's Debt which is subordinated to the payment of Dealer's liabilities to CDF by an agreement in form and substance satisfactory to CDF; (v) ' EBITDA’ means, for any period of calculation, the net income of Parent before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, excluding therefrom (to the extent included): (A) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (B) net earnings of any business entity in which Parent has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been received by Parent in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to Parent; (D) the earnings of any entity to which any assets of Parent shall have been sold, transferred or disposed of, or into which Parent shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (E) any gain arising from the acquisition of any securities of Parent; and (F) non-operating losses arising from the sale of capital assets during such period; and (vi) ‘Gross Revenues’ means all revenues arising out of Parent’s sales of goods and services. All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied. All amounts, if applicable, shall be calculated on a consolidated basis."

10. The following paragraph is incorporated into the AWF and BFA as if fully set forth therein:

“As additional security for Dealer's indebtedness to CDF under the AWF and BFA, Dealer agrees with CDF as follows:

A.

From time to time, the Daily Contract Balance of Dealer's Accounts Receivable Facility may be less than zero, in which event CDF could be holding collections on Dealer's accounts receivable or other funds in excess of Dealer's principal loan balance under Dealer's Accounts Receivable Facility (the "Negative Daily Contract Balance"). Dealer

may in its discretion ask CDF to hold the funds constituting the Negative Daily Contract Balance as additional security for Dealer's indebtedness to CDF under the AWF and BFA.

B.

CDF will hold and account for this amount in a separate reserve maintained in the books and records of CDF (the "Reserve"), although nothing herein shall be construed to require that CDF actually open and maintain an independent account with any third-party financial institution in respect thereof. The Reserve is not a deposit account and no deposit account relationship is intended or shall be deemed to be established between CDF and Dealer. The Reserve is established exclusively for the purpose of securing Dealer's obligations to CDF. The Reserve is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government or private agency or organization.

C.

All principal amounts held in the Reserve shall be deemed to bear interest at a rate per annum equal to (i) (a) the sum of the Libor Rate (as defined below) in effect as of the first business day of each calendar month plus the Libor Rate in effect as of the last business day of such calendar month, divided by (b) two (2), minus (ii) one quarter of one percent (0.25%). "Libor Rate" means, for any calendar month, the London interbank offered rate for three month deposits in United States Dollars, as published in The Wall Street Journal on the first or last business day of each calendar month, as applicable; provided, however, that if for any reason such rate is not published by The Wall Street Journal, the term "Libor Rate" shall mean the per annum rate of interest determined by CDF, as of the first or last business day of a calendar month, as applicable, from any interest rate reporting service of recognized standing that CDF shall select, as the effective rate at which three month deposits in United States Dollars are being offered or quoted to major banks in the London interbank market. All such interest shall be calculated monthly in arrears and based on a 360-day year and shall be applied by CDF against Dealer's obligations under the AWF and BFA. Until such application, all interest shall be deemed held in the Reserve as an additional component of the Reserve. CDF is entitled to retain all of the profit and interest derived from the use of the funds in the Reserve, in consideration of the interest due Dealer from CDF pursuant to this section.

D.

Upon any default by Dealer of any obligations to CDF under the AWF, BFA or under any other agreement, CDF may immediately setoff and apply against those obligations any and all amounts so held in the Reserve. CDF agrees to send written notice thereof to Dealer promptly upon such application by CDF. Dealer acknowledges, however, that the existence and maintenance of the Reserve does not relieve Dealer of any of its obligations to CDF under the AWF or BFA.

E.	Amounts in the Reserve may be used only as agreed herein or as otherwise hereafter agreed between Dealer and CDF in writing.

F.

As security for all Dealer's obligations to CDF under the AWF and BFA, Dealer pledges and grants to CDF a security interest in all amounts held from time to time in the Reserve, whether held or classified in whole or in part as accounts, deposit accounts, money, contract rights, instruments, general intangibles and/or otherwise.

G.

From time to time, so long as no default by Dealer has occurred under the AWF or BFA, upon Dealer's request, CDF will remit to Dealer funds held in the Reserve. No third party will be permitted to withdraw funds from the Reserve. CDF will not remit funds withdrawn by Dealer from the Reserve to any third party.

H.	All amounts so held in the Reserve and not offset or applied by CDF under the AWF or BFA shall be returned to Dealer by CDF upon the termination of the financing relationship between CDF and Dealer.”

Dealer waives notice of CDF's acceptance of this Addendum.

All other terms and provisions of the AWF and BFA, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Dealer and CDF have executed this Addendum on this ____ day of ____________, 2005.

Westwood Computer Corporation	EMTEC, INC.

By: _________________________________	By:_________________________________
Keith Grabel	Dinesh Desai
President	Chairman

ATTEST:	ATTEST:
_____________________________________	_____________________________________
Thomas Duda, Secretary	Sam Bhatt, Secretary

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By: _________________________________
David Mintert
Vice President of Operations